Exhibit 3.1(f)

                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                             RIGHTS, AND LIMITATIONS

                                       OF

                 SERIES E CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                               CLAIMSNET.COM INC.


         Pursuant to Section 151 of the General  Corporation Law of the State of
Delaware  (the  "DGCL"),   CLAIMSNET.COM  INC.,  a  Delaware   corporation  (the
"Corporation"), does hereby certify that:

         FIRST: The Corporation was incorporated in the State of Delaware on September 11, 1997 and the authorized number of shares of Preferred Stock, par value $.001 per share, of the Corporation is 4,000,000, of which 3,304 shares are outstanding prior to the filing hereof; and

         SECOND: Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and by the provisions of Sections 141 and 151 et seq of the DGCL, the Board of Directors, at a meeting duly called pursuant to notice and duly given, adopted the following resolutions authorizing the issuance of an aggregate of 5,000 shares of Series E Preferred Stock (as defined below), which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or By-Laws of the Corporation:

                WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences, and relative participating, optional, voting, or other special rights, and the qualifications, limitations, or restrictions thereof; and

                WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the terms of an additional series of preferred stock.

                NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by Section 151 of the DGCL, and in accordance with the provisions of the Certificate of Incorporation of the Corporation, an additional series of preferred stock, par value $.001 per share, of the Corporation be and hereby is created and provided for with the terms, designation, relative rights, preferences, and limitations as follows:

1.       Definitions.

         Common Stock. Common stock, par value $.001 per share, of the Corporation.

         Issuance Date. With respect to any shares of Series E Preferred Stock, the date of the issuance of such shares of Series E Preferred Stock by the Corporation.

         Liquidation. The event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

         Liquidation Price. With respect to any share of Series E Preferred Stock, the amount equal to the sum of (i) the Stated Value per share and (ii) declared, but unpaid, dividends, if any, on such share of Series E Preferred Stock from the date hereof until the date immediately prior to, but excluding, the date of the Liquidation.

         Redemption Date. As defined in Section 5 hereof.

         Redemption Price. With respect to any share of Series E Preferred Stock, the amount equal to the sum of (i) the Stated Value per share and (ii) declared, but unpaid, dividends, if any, on such share of Series E Preferred Stock from the date hereof until the date immediately prior to, but excluding, the date of the redemption. Upon redemption thereof by the Corporation, the shares of Series E Preferred Stock shall be cancelled and shall become authorized, but unissued shares of preferred stock, par value $0.001, per share, of the Corporation.

         Securities Act. Securities Act of 1933, as amended.

         Series E Preferred Stock. The Series E Convertible Redeemable Preferred Stock, par value $.001 per share.

         Stated Value. $300 per share of Series E Preferred Stock.

2. Designation and Number of Shares. The series of preferred stock established hereby shall consist of 5,000 shares and shall be designated "Series E Convertible Redeemable Preferred Stock, par value $.001 per share".

3. Dividends. Subject to the next sentence of this Section 3, no dividends shall accrue on the Series E Preferred Stock. Each share of Series E Preferred Stock shall be entitled to participate in cash dividends pari passu with the Common Stock, when declared and paid out of capital legally available therefor, on an as converted basis.

4.       Voting.

                (a) General Rights. Except as otherwise provided herein or as required by law, the Series E Preferred Stock shall be voted together with the shares of the Common Stock and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the holders of the Common Stock of the Corporation, in each case on an as converted basis.


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

                (b) Separate Vote of the Series E Preferred Stock. Notwithstanding anything to the contrary in Section 4(a), for so long as any shares of Series E Preferred Stock remain outstanding, in addition to any other vote or consent required by non-waivable provisions of the DGCL to be taken by the holders of Series E Preferred Stock separately as a class, the affirmative vote or written consent of the holders of at least a majority of the outstanding Series E Preferred Stock, voting separately as a class, shall be necessary for the Corporation to effect or validate any alteration or amendment to the Corporation's Certificate of Incorporation (including this certificate) having an adverse effect on the terms, powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series E Preferred Stock; provided, that, the creation or designation of a class or series of the capital stock of the Corporation with any powers, designations, preferences and relative, participating, optional or other special rights senior to, or on parity with, the Series E Preferred Stock in one or more regards shall not be deemed to require the affirmative vote of holders of Series E Preferred Stock voting separately as a class.

5.       Optional Redemption.

                (a) Redemption Right. In the event that the closing sale price for the Common Stock, or, if no closing sale price is reported, the average of the high bid and low asked price for the Common Stock, exceed an amount equal to 200% of the then effective conversion price per share of Series E Preferred Stock for 20 of any 30 consecutive trading days (the happening of such event, a "Redemption Triggering Event"), the Corporation shall be entitled to redeem, out of funds legally available therefor, all or any portion of the Series E Preferred Stock in accordance with this Section 5. On the date of redemption (the "Redemption Date"), each holder of Series E Preferred Stock to be redeemed shall surrender certificates representing such holder's ownership of Series E Preferred Stock to be redeemed to the Corporation as provided in Section 5(c). On the Redemption Date, the Corporation shall redeem the Series E Preferred Stock to be redeemed to the extent of the funds of the Corporation legally available therefore. Each share of Series E Preferred Stock shall be redeemed pursuant to this Section 5 for an amount equal to its respective Stated Value. The relevant Redemption Price shall be prorated for fractional shares of Series E Preferred Stock.

                (b)   Redemption Procedure.

                      (i) Within ten days following any Redemption Triggering Event, the Corporation may, but shall not be obligated to, elect to redeem all or any portion of the Series E Preferred Stock by providing written notice, dated the date of the mailing thereof, to the holders, which notice shall be mailed in accordance with Section 8(b) hereof within such 20 days following such Redemption Triggering Event. Such notice shall state the number of shares to be redeemed and the Redemption Date, which date shall be the date 20 calendar days following the date of such notice. The Corporation shall be entitled to utilize any method chosen by the Board of Directors thereof in order to determine which shares of Series E Redeemable Preferred Stock to redeem. Payment for such redeemed shares shall be made by the Corporation within five days following the Redemption Date.

                      (ii) On the Redemption Date, regardless of whether the certificate or certificates representing the shares of Series E Preferred Stock redeemed on such date have been surrendered for cancellation, or whether the respective Redemption Price for such shares (or fractional shares) of Series E Preferred Stock has been received by the relevant holder, each share (or fractional share) of Series E Preferred Stock redeemed in accordance with this
Section 5 shall no longer be deemed outstanding and all rights with respect to any such share shall forthwith cease following such redemption, except only the right of the holder thereof to receive, upon presentation in accordance with the requirements in Section 5(c) of the certificate or certificates representing shares redeemed pursuant to this Section 5, the applicable Redemption Price for such share (or fractional share), without interest thereon. Notwithstanding anything to the contrary herein, the Corporation shall not be required to make any payment in respect of shares (or fractional shares) of Series E Preferred Stock redeemed pursuant to this Section 5 until actual delivery to the Corporation or its agents of the certificates representing the shares redeemed hereby, such delivery to be conducted in accordance with the requirements in
Section 5(c).


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

                      (iii) All shares (or fractional shares) of the Series E Preferred Stock redeemed pursuant to this Section 5, or otherwise acquired by the Corporation in any manner whatsoever, shall be returned to the pool of the Corporation's authorized but unissued shares of undesignated preferred stock; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series E Preferred Stock accordingly.

                (c) Presentation. The Corporation shall not be obligated to pay the Redemption Price unless the certificates evidencing the shares of Series E Preferred Stock to be redeemed are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation and its representatives and agents from any loss incurred by such persons or entities in connection with such certificates. On the Redemption Date, each holder of Series E Preferred Stock to be redeemed shall surrender the certificates representing all of such holder's shares of Series E Preferred Stock at the principal offices of the Corporation or any transfer agent for the Series E Preferred Stock in accordance herewith. Thereupon, there shall be delivered to the relevant holder promptly at such address and in the holder's name as shown on such surrendered certificate or certificates, a Corporation check representing the Redemption Price for which the shares of Series E Preferred Stock surrendered were redeemed.

6. Liquidation Rights. In the event of any Liquidation prior to the conversion, if any, of the Series E Preferred Stock, or the redemption if any, thereof, pursuant to the terms hereof, before any payment or distribution of assets of the Corporation shall be made to, or set apart for, the holders of the Common Stock or any other capital stock of the Corporation not ranking prior to, or on a parity with, the Series E Preferred Stock in respect of rights upon a Liquidation, the holders of the Series E Preferred Stock shall first be entitled to receive payment out of such assets of the Corporation of an amount of cash per share of Series E Preferred Stock equal to the Liquidation Price. If the assets of the Corporation are insufficient to permit full payment to the holders of the Series E Preferred Stock as herein provided, such assets shall be distributed ratably among the holders of the outstanding Series E Preferred Stock. For purposes of this Section 6, the Series E Preferred Stock shall rank on parity with the Corporation's Series D Convertible Redeemable Preferred Stock, par value $.001 per share, in right of payment upon Liquidation.

7. Conversion. The Series E Preferred Stock shall be converted at the option of the holder into shares of the Common Stock of the Corporation upon the following terms:

                (a)   Conversion.   Subject  to  and  in  compliance   with  the
provisions of this Section 7, at any time prior to the Redemption Date, all shares (and any fractional shares) of Series E Preferred Stock which are not theretofore redeemed pursuant to Section 5 hereof may, at the option of the holder, be converted into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series E Preferred Stock shall be entitled upon conversion shall equal the quotient of the Stated Value per share of Series E Preferred Stock divided by the Series E Conversion Rate (as hereinafter defined).

                (b) Series E Conversion Rate. Except as otherwise adjusted pursuant to Section 7(c), the conversion rate for conversion of the Series E Preferred Stock pursuant to Section 7(a) (the "Series E Conversion Rate") shall be $0.30.

                (c) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the original issue date of any shares of Series E Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock without the payment of additional consideration, in each such event the Series E Conversion Rate that is then in effect shall be proportionately decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series E Conversion Rate then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series E Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series E Conversion Price shall be adjusted pursuant to this
Section 7(c) to reflect the actual payment of such dividend or distribution.

                (d) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the original issue date of any shares of Series E Preferred Stock, the Common Stock issuable upon the conversion of the Series E Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than in connection with an Acquisition (as defined below) or Asset Transfer (as defined below), or a subdivision or combination of shares, or a stock dividend or distribution, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 7), in any such event each holder of Series E Preferred Stock shall have the right thereafter to receive upon conversion of their shares of Series E Preferred Stock on the Redemption Date the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the shares of Common Stock into which such shares of Series E Preferred Stock would then be convertible immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. For the purposes hereof, the following capitalized terms shall have the meanings ascribed to them below:

                "Acquisition"   means  any   consolidation   or  merger  of  the
Corporation as a result of which the Corporation is not the surviving entity;

                "AssetSale" means the sale, lease, license or other disposition of all, or substantially all, of the assets of the Corporation.

                (e) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the original issue date of any shares of Series E Preferred Stock, there is a capital reorganization of the Common Stock (other than a recapitalization, reclassification, subdivision, combination, exchange or substitution of shares provided for elsewhere in this Section 7) or an Acquisition or an Asset Sale shall be consummated, as a part of such capital reorganization, Acquisition or Asset Sale, provision shall be made so that the holders of the Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock on the Redemption Date the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock then deliverable upon conversion of shares of Series E Preferred Stock would have been entitled upon consummation of such capital reorganization, Acquisition or Asset Sale, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Series E Preferred Stock after the capital reorganization, Acquisition or Asset Sale to the end that the provisions of this Section 7 (including adjustment of the Series E Conversion Price then in effect and the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock on the Redemption Date) shall be applicable after that event and be as nearly equivalent as practicable.

                (f) Certificate of Adjustment. In each case of the occurrence of events or circumstances which would require an adjustment or readjustment of
(i) the Series E Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series E Preferred Stock on the Redemption Date, or (ii) the type or amount of other property issuable upon conversion of the Series E Preferred Stock on any Redemption Date, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall promptly deliver such certificate to each registered holder of Series E Preferred Stock. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of the type and amount, if any, of other property which at the time would then be received upon conversion of the Series E Preferred Stock on the Redemption Date.

                (g)   Notices  of  Record  Date.  Upon  (i)  any  taking  by the
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution described in Section 7(c), or (ii) any
Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series E Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the then outstanding Series E Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, Asset Transfer, dissolution, liquidation or winding up.


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

                (h) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series E Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of the Series E Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the aggregate number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock shall be rounded down to the nearest whole share of Common Stock.

                (i) Notices and Deliveries. Any notice required by the provisions of this Section 7 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified (signature required), (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices and other deliveries to holders of Series E Preferred Stock provided for herein shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation or, if to the Corporation or its transfer agent, to the principal offices thereof or such other address as may be designated in a written notice delivered in accordance with this Section 7(i).

                (j) Payment of Taxes. The Corporation will pay all stock transfer taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series E Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered.

                (k) Converted Shares. All shares of the Series E Preferred Stock converted pursuant to this Section 7, or otherwise acquired by the Corporation in any manner whatsoever, shall be returned to the pool of the Corporation's authorized but unissued shares of undesignated preferred stock; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series E Preferred Stock accordingly.

8.       Miscellaneous.

         (a) Closing of Transfer Books. To facilitate the payment of any dividend with respect to the Series E Preferred Stock or any Liquidation, the Board of Directors of the Corporation is authorized, but not required, to set a record date not earlier than 60 days and not later than 10 days prior to the date of the distribution, in the case of a dividend or a Liquidation, as the case may be.

         (b) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in-person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given, in the case of the holders of the Series E Preferred Stock, at the address of each such holder set forth in the stock transfer ledger of the Corporation, or, in the case of the Corporation, at 12801 N. Central Expressway, Suite 1515, Dallas, Texas, 75243. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof. Any notice given by other means permitted by this paragraph 8(b) shall be deemed given at the time of receipt thereof.





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




         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the President and attested by its Secretary this____ day of May 2002.


                                 CLAIMSNET.COM


                                 By: /S/ Paul W. Miller
                                    ----------------------
                                    Name: Paul W. Miller
                                    Title: President and Chief Executive Officer
ATTEST:


--------------------------------